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                                                                      EXHIBIT 12

                        BALLY ENTERTAINMENT CORPORATION

                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                 (ALL DOLLAR AMOUNTS IN THOUSANDS) (UNAUDITED)

                                                    THREE MONTHS ENDED
                                                        MARCH 31,                     YEARS ENDED DECEMBER 31,
                                                    ------------------   ---------------------------------------------------
                                                     1995       1994       1994       1993      1992       1991       1990
                                                    -------   --------   --------   --------   -------   --------   --------
Income (loss) from continuing operations before
  income taxes and minority interests.............  $ 8,229   $(14,065)  $  6,078   $ 15,070   $(7,270)  $(50,917)  $(82,706)
Add:
  Interest expense(1).............................   32,252     33,240    130,834     92,876    93,795    117,156    136,941
  Amortization of capitalized interest............      264        229        915        849       839        828        645
  Interest component of rent expense(2)...........      302        283      1,132        421       231      1,015      1,939
  Preferred stock dividends of subsidiaries.......      229
                                                    -------   --------   --------   --------   -------   --------   --------
Earnings available for combined fixed charges and
  preferred stock dividends.......................  $41,276   $ 19,687   $138,959   $109,216   $87,595   $ 68,082   $ 56,819
                                                    =======   ========   ========   ========   =======   ========   ========
Fixed charges:
  Interest expense(1).............................  $32,252   $ 33,240   $130,834   $ 92,876   $93,795   $117,156   $136,941
  Capitalized interest............................      747        103      2,067        422        74        149      2,557
  Interest component of rent expense(2)...........      302        283      1,132        421       231      1,015      1,939
  Preferred stock dividends(3)....................    1,344        694      5,490      4,300     2,778      2,778      4,819
                                                    -------   --------   --------   --------   -------   --------   --------
Combined fixed charges and preferred
  stock dividends.................................  $34,645   $ 34,320   $139,523   $ 98,019   $96,878   $121,098   $146,256
                                                    =======   ========   ========   ========   =======   ========   ========
Ratio of earnings to combined fixed charges and
  preferred stock dividends.......................      1.2x        (4)       1.0x       1.1x       (4)        (4)        (4)

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(1) Includes amortization of debt issuance costs and discount.
(2) Assumed interest component to be one-third of rent expense.
(3) Includes preferred stock dividends requirements of Bally Entertainment Corporation and its subsidiaries.
(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the three months ended March 31, 1994 by $14,633 and for the years ended December 31, 1992, 1991 and 1990 by $9,283, $53,016, and $89,437, respectively.